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Exhibit 10.3

March 31, 2006

Mr. W. Thomas Hodgson
48 Stonecliffe Crescent
Aurora, Ontario
L4G 7Z6

Dear Tom:

Reference is made to our recent conversations concerning your departure as President and Chief Executive Officer and as a director of Magna Entertainment Corp. ("MEC") and our agreements, which are as follows:

  1.
  Effective March 31, 2006 (the "Officer Resignation Date"), you will resign as President and Chief Executive Officer and as a director of MEC and as an officer and/or director of all subsidiaries of MEC or its affiliates for which you serve in such capacities.

  2.
  Following the Officer Resignation Date, you will remain as an employee of MEC for a two-month transition period. Effective May 31, 2006 (the "Employee Resignation Date"), you will resign as an employee of MEC. You agree that on the Employee Resignation Date you shall execute and deliver the release in the form of Schedule A attached hereto.

  3.
  You shall be entitled to receive your Base Salary of US$300,000 and Guaranteed Bonus of US$200,000 annually up to and including the Employee Resignation Date. You acknowledge that you have received such Guaranteed Bonus up to and including December 31, 2005 so that you are only entitled to such Guaranteed Bonus for the period from January 1, 2006 to March 31, 2006 (the "2006 First Quarter Bonus") and for the period from April 1, 2006 to May 31, 2006 (the "2006 Second Quarter Partial Bonus"). Notwithstanding the terms of your employment agreement dated March 22, 2005 (your "Employment Agreement"), you shall receive prompt payment of the full amount of the 2006 First Quarter Bonus and the 2006 Second Quarter Partial Bonus, respectively, in cash from MEC at the same time that senior executives of MEC are paid their bonuses for the first quarter of 2006 and second quarter of 2006, respectively.

  4.
  The amount of 13,086 shares (your "Incentive Stock") of MEC Class A Subordinate Voting Stock ("Class A Stock"), being the amount of your Guaranteed Bonus that is payable to you in Class A Stock during 2005, shall vest and be released to you on December 1, 2006.

  5.
  Notwithstanding the terms of your incentive stock option agreements with MEC dated March 7, 2005 and March 21, 2005, your options to purchase 300,000 shares of Class A Stock (your "Options") shall remain in full force and effect, shall vest on their current schedule, and shall be exercisable at any time up to and including the Expiration Date (as defined in your stock option agreements) and without application of the terms of sections 2.2(b) through (f) of those agreements. However, in the event that you become employed by, a director of, or a consultant to, any entity that competes, directly or indirectly, with MEC or any of its subsidiaries prior to the vesting of any Options, such non-vested Options will be cancelled (all vested Options will be unaffected and remain in-force as set-out above).

  6.
  You agree that you shall not sell, transfer or otherwise dispose of or trade any securities of MEC (including, without limitation, your Incentive Stock and your Options) before December 1, 2006. Without limiting the foregoing, you acknowledge that it is your responsibility to be familiar with and comply with your obligations under insider trading laws and similar securities laws.

  7.
  Upon you having delivered on the Employee Resignation Date the executed release as provided in paragraph 2 above, MEC shall promptly pay to you a retiring allowance of US$500,000 as full and final settlement of all amounts owing to you by MEC or its affiliates as a result of your employment with MEC and its subsidiaries, including all amounts owing to you under your employment agreement with MEC (subject only to paragraph 8 below), which amount shall be paid to you in a lump sum (net of all usual deductions).

  8.
  As soon as reasonably practicable following the Employee Resignation Date, you shall submit a final expense report or reports for all outstanding expenses which you have incurred on behalf of MEC or any of its subsidiaries in accordance with typical practice and which have not previously been reimbursed. All such expenses shall be reimbursed to you by MEC promptly following receipt of such expense report(s). In addition, promptly following execution of this agreement and submission of supporting invoices, MEC shall pay to you the amount of up to CDN$10,000 as partial reimbursement for your legal expenses in connection with your departure from MEC.

  9.
  MEC shall continue to maintain on your behalf your current benefits (excluding life and disability coverage) for a period of twelve (12) months commencing on the Employee Resignation Date. Your current life and disability coverage shall be maintained for a period of not less than the period required by applicable statute.

  10.
  MEC's obligations to indemnify you pursuant to its by-laws shall continue in effect in respect of all your activities as a director, officer and employee of MEC and its subsidiaries, and MEC shall continue to cover you under its directors' and officers' insurance policies in respect of your service as an officer or director of MEC and its subsidiaries (including, without limitation, with respect to any claims made against you or losses or expenses incurred by you in connection with the litigation brought by Greenlight Capital, Inc. against MI Developments Inc. ("MID")). For greater certainty, MEC acknowledges that you shall be entitled to reimbursement for all reasonable counsel fees and disbursements in connection with your representation by counsel of your choice (subject to approval by MEC, acting reasonably) as a witness, party or potential witness or party in any shareholder litigation involving MEC or MID.

  11.
  You acknowledge and agree that you are still subject to, and shall abide by, your obligations as set forth in paragraph 8 of your Employment Agreement.

  12.
  You agree to promptly execute and provide to MEC all documents reasonably requested by MEC and its affiliates to evidence your resignation as a director and/or officer of MEC and its affiliates.

  13.
  Except as already agreed, and except as required by any applicable law, regulation or stock exchange rule, neither you nor MEC shall make any public announcement or issue any press release with respect to your resignation as a director and officer of, and your departure from, MEC without the prior written consent of the other. Prior to either party making any public announcement or press release, such party shall provide the other party with a reasonable opportunity to comment on said public announcement or press release.

  14.
  Upon you having delivered on the Employee Resignation Date the executed release as provided in paragraph 2 above, MEC shall enter into a consulting agreement with you substantially in the form attached hereto as Schedule B. You shall be entitled to retain the laptop computer and blackberry communications device that you are presently using for so long as you are acting as a consultant to MEC, although you shall arrange and pay for your own service provider contract for your blackberry communications device.

  15.
  You hereby acknowledge and agree that this letter agreement, including without limitation Schedule A, supersedes all previous agreements between you and MEC and its affiliates, whether oral or written, including without limitation your employment agreement.

If you are in agreement with the foregoing, would you kindly execute a duplicate copy of this letter where indicated and return the same to me.

Yours truly,

/s/ FRANK STRONACH Frank Stronach Chairman
Agreed:
Date: March 31, 2006
/s/ W. THOMAS HODGSON W. Thomas Hodgson

Schedule A
Release and Resignation

To: Magna Entertainment Corp. and its affiliates

Having resigned as an officer and/or director of Magna Entertainment Corp. and its affiliates (collectively, "MEC"), in each case, effective March 31, 2006, I hereby resign as an employee of Magna Entertainment Corp. effective May 31, 2006.

I hereby agree:

  (i)
  to, and do hereby, release MEC, its officers, directors and employees, its associates and affiliates (including, without limitation, MI Developments Inc.) and its shareholders, directors, officers, employees and agents and the respective successors and assigns of all such persons and corporations (collectively described as the "Corporation") of and from all liabilities, damages, actions, causes of action, claims (including, without limitation, any claim under the Ontario Employment Standards Act) and demands, costs or expenses (including, without limitation, lawyers' fees), agreements, deferred compensation, provisions and covenants, of any nature or kind now accrued, arising out of any employment relationship with the Corporation and the cessation thereof;

  (ii)
  that the release contained herein shall be binding on my heirs, executors, administrators, personal representatives and assigns;

  (iii)
  not to make any claim or to commence or maintain any action or proceeding against any other person or corporation who might claim contribution, indemnity or relief over from the Corporation with respect to the subject matter of this release, excepting only any rights enforced in respect of directors' and officers' liability under policies of insurance for such;

  (iv)
  at any time hereafter, except with the consent of MEC or as required by law, not to disclose any confidential information concerning the business and affairs of the Corporation and its customers and suppliers, including its trade secrets and confidential or proprietary information to which I have been exposed during the term of my employment with MEC; and

  (v)
  nothing in this release affects my rights:

  (a)
  under my letter agreement with MEC dated March 31, 2006, relating to my departure from MEC;

  (b)
  under the stock option agreements dated March 7, 2005 and March 21, 2005 and the Performance Share Unit Award Agreement dated as of April 1, 2005;

    (c)
    to be indemnified and held harmless by MEC and to the benefit of coverage under any directors' and officers' insurance policy in respect of any claim that may be made against me respecting any act or thing arising from my having served as a director or officer of MEC and its affiliates; and

    (d)
    as a shareholder of MEC.

DATED this 31st day of May, 2006.

W. Thomas Hodgson

Schedule B
Form of Consulting Agreement

[Letterhead of Magna Entertainment Corp.]

May 31, 2006

W. Thomas Hodgson
48 Stonecliffe Crescent
Aurora, Ontario
L4G 7Z6

Dear Tom:

Consulting Agreement with Magna Entertainment Corp. ("MEC")

Further to our discussions, MEC wishes to retain you (the "Consultant") to provide consulting services to assist MEC and certain of its affiliates with various projects from time to time as determined by MEC, including without limitation projects relating to MEC's recapitalization plan (collectively, the "Projects"). The general terms and conditions of the consulting arrangement would be as follows:

1.
Consultant.    The Consultant shall make himself reasonably available to MEC to carry out his obligations under this agreement. The Consultant acknowledges that due to the nature of the Projects, the Consultant may be expected to engage in extensive business travel.

2.
Fees.    MEC shall pay the Consultant at the rate of US$2,500 per day or part thereof (it being understood that the number of hours per month and per week may vary from month-to-month and from week-to-week as determined by MEC). Invoices should be rendered on a monthly basis in arrears and include GST and provincial taxes where applicable.

3.
Expenses.    MEC shall reimburse the Consultant for all reasonable business expenses actually and properly incurred in carrying out the Projects to the extent specifically required by MEC under this agreement and in accordance with MEC's expense reimbursement guidelines. If the Consultant travels outside of Canada on MEC business, it shall be the Consultant's responsibility to maintain adequate medical coverage. The Consultant shall supply original vouchers and receipts to support all expenses, shall itemize such expenses on a standard MEC expense report, and shall obtain advance approval from MEC's Project Coordinator for any individual expense in excess of CDN$5,000. The Consultant shall be based in his own off-site office and shall be responsible for the expense of all office costs, support services and materials in carrying out his obligations under this agreement.

4.
Coordination of Services.    The Consultant shall carry out those services needed to complete the Project with the assistance and under the direction of the Project Coordinator or his designees. The Consultant shall provide those written reports required by the Project Coordinator from time to time and shall interact with MEC management as directed by the Project Coordinator from time to time. The Chairman of MEC, or his designee, shall be the Project Coordinator.

5.
Term.    This agreement shall commence as of June 1, 2006 and may be terminated (a) by MEC for any reason on thirty (30) days prior written notice or (b) by the Consultant for any reason on thirty (30) days prior written notice. In addition, this agreement may be immediately terminated by MEC in the event Consultant is in material breach of the provisions of this agreement.

6.
Independent Contractor.    The Consultant is an independent contractor and in no way shall the Consultant be considered an employee, agent or joint venturer of MEC. Subject to coordination with the persons designated in paragraph 4, the Consultant shall determine how, where and when he shall carry out his consulting services and other obligations under this agreement. The Consultant shall have no authority to represent or bind MEC in any way and agrees that he shall not hold himself out as having authority to act for MEC or its affiliates.

7.
Licenses and Taxes, etc.    As an independent contractor the Consultant shall obtain all necessary licenses for the operation of his consulting business, including a GST registration number. The Consultant shall also be responsible for all applicable remittances including, but not limited to, federal and provincial taxes on his business income. MEC shall not be responsible for any of the foregoing.

8.
Compliance with Privacy Laws.    The Consultant agrees to comply with the Canadian Personal Information and Protection of Electronic Documents Act ("PIPEDA") and such other Legislation and Regulations pertaining to privacy of personal information ("Privacy Laws") with respect to the receipt and use of personal information relating to MEC's customers and employees. The Consultant further acknowledges that Privacy Law requirements include the need to:

  (a)
  properly secure such information;

  (b)
  use such information only for the purpose it was made available;

  (c)
  co-operate with access requests; and

  (d)
  either return or destroy such information once it is no longer needed for the Project.

9.
Competition.    During the term of this agreement and for six (6) months following its expiry or termination, you shall not, directly or indirectly, in any capacity compete with the business of MEC or any of its affiliates in respect of which you have had access to proprietary or confidential information.

10.
Confidentiality.    The Consultant will treat as confidential and will not disclose directly or indirectly at any time during or subsequent to the conclusion of the Projects any secret or confidential business, financial or other information belonging or relating to MEC or its affiliates or their customers and suppliers. The Consultant will execute a separate Confidentiality Agreement if requested by MEC.

11.
Indemnity.    The Consultant shall indemnify MEC for any costs, expenses or damages arising from the Consultant's failure to comply in all material respects with the provisions of paragraphs 6, 7, 8, 9 and 10 of this agreement.

12.
Governing Law.    This agreement shall be governed by the laws of the Province of Ontario including all federal laws applicable therein.

If the terms of the consulting agreement set out in this letter are acceptable to the Consultant, please sign and date three (3) copies of this letter and return two copies to the attention of MEC's Corporate Secretary.

Yours very truly,

MAGNA ENTERTAINMENT CORP.

Name: Title:
Name: Title:

The undersigned agrees to the terms and conditions contained in this letter.

Date	W. Thomas Hodgson

QuickLinks

  Exhibit 10.3
Schedule A Release and Resignation
Schedule B Form of Consulting Agreement
Consulting Agreement with Magna Entertainment Corp. ("MEC")